     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1995


                                                       REGISTRATION NO. 33-59195
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            EXCEL REALTY TRUST, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                            ------------------------

                         16955 VIA DEL CAMPO, SUITE 110
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 485-9400
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                RICHARD B. MUIR
                     EXECUTIVE VICE PRESIDENT AND SECRETARY
                            EXCEL REALTY TRUST, INC.
                         16955 VIA DEL CAMPO, SUITE 110
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 485-9400
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

             SCOTT N. WOLFE, ESQ.                       THOMAS R. SMITH, JR., ESQ.
               LATHAM & WATKINS                                BROWN & WOOD
           701 B STREET, SUITE 2100                 ONE WORLD TRADE CENTER, 56TH FLOOR
         SAN DIEGO, CALIFORNIA 92101                     NEW YORK, NEW YORK 10048
                (619) 236-1234                                (212) 839-5300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: /X/


                            ------------------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 12, 1995


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE   , 1995)

                                2,000,000 SHARES

                            EXCEL REALTY TRUST, INC.
                                  COMMON STOCK
                            ------------------------


     Excel Realty Trust, Inc. (the "Company") is a self-administered, self-managed real estate investment trust ("REIT") which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties leased primarily to major retail companies. As of March 31, 1995, the Company owned or managed 37 shopping centers, 78 single tenant properties and four commercial properties and office buildings.


     The 2,000,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "XEL." The last reported sale price of the shares of Common Stock on the NYSE on June 9, 1995 was $20 per share. See "Price Range of Common Stock and Distributions."

     The shares of Common Stock are subject to certain restrictions on ownership designed to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Common Stock" and "Restrictions on Ownership of Capital Stock" in the accompanying Prospectus.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================
                                             PRICE TO           UNDERWRITING          PROCEEDS TO
                                              PUBLIC             DISCOUNT(1)          COMPANY(2)
- ------------------------------------------------------------------------------------------------------
Per Share............................            $                    $                    $
- ------------------------------------------------------------------------------------------------------
Total(3).............................            $                    $                    $
======================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $          payable by the Company.
(3) The Company has granted the Underwriters an option to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discount
    and Proceeds to Company will be $          , $          and $          ,
    respectively. See "Underwriting."

                            ------------------------
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued by the Company, delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made
in New York, New York on or about             , 1995.

                            ------------------------

MERRILL LYNCH & CO.
                     DEAN WITTER REYNOLDS INC.
                                        PRUDENTIAL SECURITIES INCORPORATED
                                                     SMITH BARNEY INC.

                            ------------------------

            The date of this Prospectus Supplement is June   , 1995.

              [Photographs of certain of the Company's properties]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial information appearing elsewhere in this Prospectus Supplement or incorporated herein by reference. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. All references to the Company in this Prospectus Supplement include the Company and those entities owned or controlled by the Company, unless the context indicates otherwise.

                                  THE COMPANY


     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties leased primarily to major retail companies. As of March 31, 1995, the Company owned or managed 37 shopping centers (the "Shopping Centers"), 78 single tenant properties (the "Single Tenant Properties") and four commercial properties and office buildings (the "Commercial Properties"). The Shopping Centers, Single Tenant Properties and Commercial Properties accounted for approximately 56%, 37% and 7%, respectively, of the annualized base rental income ("ABR") of the Company at March 31, 1995. As of March 31, 1995, the Company's 119 properties were located in 28 states, contained approximately 8.6 million square feet of gross leasable area ("GLA") and were 98.4% leased.


     Sixty percent of the Company's ABR at March 31, 1995 was derived from lessees with 10 years or more remaining on their leases, over 60% was derived from lessees with investment grade credit ratings and over 90% was derived from major national or regional lessees. In addition, leases representing over 95% of the Company's ABR at March 31, 1995 provide that the lessee is responsible for substantially all costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance.

                                  THE OFFERING


Shares Offered..............................    2,000,000 shares of Common Stock(1)
Shares to be Outstanding After the
  Offering..................................    12,884,444 shares of Common Stock(1)(2)
Use of Proceeds.............................    To repay certain indebtedness, to acquire
                                                neighborhood and community shopping centers
                                                and for general corporate purposes. See "Use
                                                of Proceeds."
New York Stock Exchange Symbol..............    "XEL"


- ---------------
(1) Does not include up to 300,000 shares of Common Stock that may be issued upon exercise of the Underwriters' over-allotment option.

(2) Does not include approximately 610,000 shares of Common Stock issuable upon the exercise of options and warrants which are presently outstanding and up to approximately 67,000 other shares of Common Stock issuable to various parties upon the occurrence of certain events.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
 (IN THOUSANDS, EXCEPT FOR NUMBERS OF OPERATING PROPERTIES AND PER SHARE DATA)

                                          THREE MONTHS
                                        ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                      --------------------   --------------------------------------------------
                                        1995        1994       1994       1993       1992      1991      1990
                                      --------    --------   --------   --------   --------   -------   -------
                                          (UNAUDITED)
OPERATING DATA(1):
Total revenue from operating
  properties........................  $ 13,426    $  9,127   $ 41,014   $ 22,525   $  5,827   $ 2,472   $ 1,021
Operating expenses..................     3,874       1,687      7,278      5,049      2,749       882       313
Net operating income................     9,552       7,440     33,736     17,476      3,078     1,590       708
Depreciation and amortization.......     1,649       1,578      6,887      4,186        608       280       125
Interest expense....................     4,441       2,804     14,190      9,360      2,218     1,340       741
Net income..........................     3,917       3,244     13,796      3,232        454        65       782
Net income per share................      0.36        0.30       1.27       0.55       0.41      0.11      2.07

OTHER DATA(1):
Funds from operations(2)............  $  6,060    $  5,050   $ 21,869   $  9,058   $  1,141   $   346   $    64
Distributions.......................     4,679       4,523     18,604      8,811      1,156        65       104
Distributions per share.............      0.43        0.42       1.71       1.42       1.13      1.02      0.72
Common shares outstanding (weighted
  average)..........................    10,909      10,746     10,883      5,878      1,110       615       378
Gross leasable area (sq. ft. at end
  of period)........................     8,556       6,708      7,163      5,866      2,158       516       243
Number of operating properties (at
  end of period)....................       119         109        110         98         42         9         6

BALANCE SHEET DATA (AT END OF
  PERIOD):
Real estate after accumulated
  depreciation......................  $348,791    $318,925   $349,225   $273,362   $112,971   $22,890   $14,524
Total assets........................   379,904     375,608    375,100    290,226    116,621    24,768    15,887
Mortgages payable...................   196,868     199,162    201,157    113,487     89,442    14,582     9,468
Stockholders' equity................   163,148     167,687    163,898    161,962     22,312     9,649     5,208

- ---------------
(1) March 31, 1995 amounts include 11 properties containing approximately 1.4 million square feet of GLA master leased by the Company starting January 1, 1995. See "Recent Developments -- Property Acquisitions."

(2) The Company believes that to facilitate a clear understanding of its operating results, funds from operations should be examined in conjunction with its net income. The Company is accounting for funds from operations as net income before gains (losses) on sales of real estate plus real estate depreciation, amortization, amortized loan and leasing commission costs, and loan costs written off. Management believes that reductions for these charges are not meaningful in evaluating income-producing real estate, which historically has not depreciated.

                                  THE COMPANY


     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties leased primarily to major retail companies. As of March 31, 1995, the Company owned or managed 37 Shopping Centers, 78 Single Tenant Properties and four Commercial Properties, which accounted for approximately 56%, 37% and 7%, respectively, of the ABR of the Company at March 31, 1995. Approximately 81% of the Company's ABR derived from Single Tenant Properties at March 31, 1995 was attributable to properties located within shopping centers not otherwise owned by the Company, while approximately 19% of such ABR came from free standing properties located in commercial areas. As of March 31, 1995, the Company's 119 properties were located in 28 states, contained approximately
8.6 million square feet of GLA and were 98.4% leased.


     Sixty percent of the Company's ABR at March 31, 1995 was derived from lessees with 10 years or more remaining on their leases, over 60% was derived from lessees with investment grade credit ratings and over 90% was derived from major national or regional lessees. In addition, leases representing over 95% of the Company's ABR at March 31, 1995 provide that the lessee is responsible for substantially all costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance.


     The Company has paid regular and uninterrupted distributions on the Common Stock since it commenced operations as a REIT in 1987. These distributions have increased from $0.18 per share of Common Stock in the fourth quarter of 1987 to $0.43 per share of Common Stock for the first quarter of 1995. On April 28, 1995, the Company declared a distribution for the second quarter of 1995 of $0.445 per share of Common Stock (representing an annualized distribution rate of $1.78 per share) payable to all stockholders of record on July 1, 1995. Purchasers of the Common Stock offered hereby are expected to participate in such second quarter distribution. The Company intends to continue making regular quarterly distributions to holders of Common Stock. Distributions depend upon a variety of factors, however, and there can be no assurance that distributions will continue to be made.


     The Company's principal executive officers have worked together in acquiring and managing retail and commercial real estate for over 15 years and have administered the investments and affairs of the Company since 1989. After giving effect to the Offering, management of the Company will own approximately 8.3% of the outstanding Common Stock.


     The Company was incorporated under the laws of California in 1985 and reincorporated as a Maryland corporation in July 1993. The Company's executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and the Company's telephone number is (619) 485-9400.


GROWTH STRATEGY

     The Company's objectives are to acquire, own and manage a portfolio of retail properties that will provide cash for quarterly distributions to stockholders, while protecting investor capital and providing potential for capital appreciation. The Company seeks to achieve these objectives through a variety of methods discussed below, although no assurance can be made that such objectives will be achieved.

  Aggressive Management

     The Company aggressively manages its properties, with an emphasis on maintaining high occupancy rates and a strong base of nationally recognized anchor tenants. In addition, the Company emphasizes monitoring of the physical condition of the properties and the financial condition of the tenants. Over time, the Company will seek to increase cash flow and portfolio value primarily through contractual rent increases during the terms of its leases, reletting of existing space at higher rents, expansion of existing properties and the minimization of overhead and operating costs.

  Acquisition of Properties

     The Company intends to continue its portfolio focus on retail properties with predictable cash flow and growth potential. The Company seeks to expand its portfolio by acquiring well-located neighborhood and community shopping centers and other retail properties with tenants that have a national or regional presence and established credit quality and that the Company believes will have the ability to make timely lease payments over the term of the lease.


     Acquisitions through Partnerships. The Company may from time to time acquire properties from unaffiliated property owners by forming partnerships and exchanging limited partnership units in such partnerships for the property owners' equity in the acquired properties. Such partnership units are generally exchangeable for shares of Common Stock under certain circumstances. The Company believes that this acquisition method may permit the Company to acquire properties at attractive prices from property owners wishing to enter into tax deferred transactions. In 1994, the Company acquired six properties through a single partnership using the foregoing structure. In 1995, the Company formed a second partnership, Excel Realty Partners, L.P., a Delaware limited partnership ("ER Partners"), to facilitate additional potential acquisitions, which may include the Southeast Properties (as described under "Recent
Developments -- Property Acquisitions" below).



     Ground Lease Development. The Company may from time to time finance properties under development, provided that the developer of each such property has previously obtained (i) a bond guaranteeing completion of the property and
(ii) signed leases from the principal tenant(s) who will occupy the property. Under this financing method, the Company purchases the undeveloped property and leases such property back to the developer, and upon completion, the Company has the option to purchase the developments. The Company believes that this method of financing may give the Company opportunities to purchase developed properties at capitalization rates slightly above those which might otherwise be available after completion of development. In 1994, the Company acquired two properties using the foregoing financing method.


  Disposition of Properties


     The Company continually analyzes each asset in its portfolio and identifies those properties which can be sold (to the extent consistent with REIT qualification requirements) for optimal capital gain given prevailing market conditions and the particular characteristics of each property. Through this strategy, the Company seeks to continually update its core property portfolio and redeploy capital into newer properties or properties where its aggressive management techniques may maximize property values. The Company, however, holds its properties for investment and the production of rental income and not for sale to customers or other buyers in the ordinary course of the Company's business. If the Company were treated as holding properties for sale to customers in the ordinary course of its business, it would be subject to tax equal to 100% of its gain from each property sold (with no offset allowed for properties sold at a loss). In addition, if the gain recognized in any taxable year from certain asset dispositions were to exceed specified limits, such gain could cause the disqualification of the Company as a REIT. See "Certain Federal Income Tax Considerations to the Company of its REIT Election -- Taxation of the Company as a REIT -- Sales or Dispositions of Assets" in the accompanying Prospectus. The Company intends to rely on the advice of counsel before entering into any binding agreement to dispose of an asset that such disposition will not result in the imposition of such tax on the Company and will not result in the disqualification of the Company as a REIT. Any such advice will, however, not be binding on the Internal Revenue Service.


FINANCE STRATEGY


     The Company intends to finance future acquisitions with the most advantageous sources of capital available to the Company at the time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings and the reinvestment of proceeds from the disposition of assets. The Company may acquire properties subject to seller financing, existing loans secured by mortgages, deeds of trust or similar liens. The Company also may obtain mortgage financing for properties it acquires and refinance its existing properties.

     The Company has used REMIC (as hereinafter defined) financing to refinance certain of its properties, as described under "Recent Developments -- Financing Arrangements" below.

                              RECENT DEVELOPMENTS

PROPERTY ACQUISITIONS


     In January 1995, the Company entered into master lease and option agreements with respect to 11 shopping centers, containing approximately 1.4 million square feet of GLA, located in North Carolina (the "North Carolina Properties"). The master leases require the Company to pay an amount equal to 8.0% of the lessor/seller's equity in such properties to the lessor/seller, and give the Company all management and operating responsibilities for the shopping centers. Under the master leases, the Company receives all cash flow, if any, in excess of the payment required to be made to the lessor/seller. Each master lease has a term of five years. In addition, the option agreements give the Company the option to purchase each of such properties at any time prior to February 1, 1996. If all such properties are purchased, the estimated total purchase price would be approximately $73.7 million, at least $18.7 million of which would be payable in cash and up to $55 million of which would be payable through the assumption of existing indebtedness on such properties.



     As of June 9, 1995, the Company had acquired five of the North Carolina Properties. These shopping centers are located in Asheboro, Roxboro, Jonesville, Kernersville and Siler City, North Carolina, and were acquired for an aggregate purchase price of approximately $23.0 million (consisting of $17.7 million of existing indebtedness on such properties and $5.3 million in cash). Each such center is anchored by one or more drug, discount department, grocery or junior department stores, and the five properties together contain an aggregate of approximately 413,500 square feet of GLA and had approximately $2.5 million in ABR as of March 31, 1995.



     The Company has exercised its option to acquire five of the remaining six North Carolina Properties, and expects to acquire the first of such additional properties, a shopping center located in Kinston, North Carolina, on or before July 1, 1995. Acquisition of such five additional properties as well as the one remaining North Carolina Property that the Company has the option to purchase remains subject to a number of contingencies, and there can be no assurance that all or any of such properties will be acquired.



     In May 1995, ER Partners entered into an agreement with an unaffiliated developer with respect to the acquisition by ER Partners of up to 25 shopping centers, containing approximately 2.4 million square feet of GLA, located in the southeastern United States (the "Southeast Properties"). Acquisition of the Southeast Properties in whole or in part is subject to substantial contingencies, and there can be no assurance that all or any of such properties will be acquired. If all of the Southeast Properties are acquired by ER Partners, it is anticipated that ER Partners would (i) assume approximately $107 million of existing indebtedness on such properties, (ii) issue limited partnership units to such developer in an amount valued at approximately $10 million to $13 million (which partnership units would be exchangeable for up to 650,000 shares of Common Stock at the option of the Company under certain circumstances) and (iii) pay approximately $6 million to $9 million in cash to such developer. It is anticipated that such cash amount would be contributed to ER Partners by the Company.

     A summary of acquisition activity since the Company's public offering in August 1993 is set forth below.


                                                                                                       PERCENT
 ACQUISITION                                                             COMPANY'S     TOTAL GLA     LEASED AS OF       PURCHASE
     DATE               PROPERTY NAME                 LOCATION           INTEREST      (SQ.FT.)        03/31/95          PRICE
- --------------    -------------------------    ----------------------    ---------     ---------     ------------     ------------
2nd Qtr. 1995     Foothills Market             Jonesville, NC               100%         44,350            89%        $  2,320,000
2nd Qtr. 1995     Piney Grove Plaza            Kernersville, NC             100          49,709            98            2,909,000
2nd Qtr. 1995     Roxboro Square               Roxboro, NC                  100          98,980           100            5,158,000
2nd Qtr. 1995     Siler Crossing               Siler City, NC               100         132,639            98            6,563,000
2nd Qtr. 1995     Village Marketplace          Asheboro, NC                 100          87,800            93            6,026,000
4th Qtr. 1994     Chapel Square                Kannapolis, NC               100          45,450            97            2,959,000
3rd Qtr. 1994     Q-Club                       Scottsdale, AZ               100          44,374           100            5,207,000
2nd Qtr. 1994     Q-Club                       Phoenix, AZ                  100          44,374           100            5,179,000
2nd Qtr. 1994     Lexington Road Plaza         Versailles, KY               100         182,732           100           11,091,000
2nd Qtr. 1994     Sun Valley Plaza             Mesa, AZ                     100          80,678            86            3,012,000
2nd Qtr. 1994     Lake Wales Center            Lake Wales, FL               100         102,161           100            5,795,000
1st Qtr. 1994     Valley View Plaza(1)         Marion, IN                    93          30,000            95            1,877,000
1st Qtr. 1994     Stanly County Plaza(1)       Albemarle, NC                 93          63,637            98            2,811,000
1st Qtr. 1994     London Marketplace           London, KY                   100         169,032           100            9,574,000
1st Qtr. 1994     Circle Center                Hilton Head, SC              100          65,313            98            6,946,000
1st Qtr. 1994     Lakewood Village(1)          Celina, OH                    93         113,897           100            4,434,000
1st Qtr. 1994     Woodland Plaza(1)            Warsaw, IN                    93          31,000            93            1,625,000
1st Qtr. 1994     Wabash Valley Plaza(1)       Terre Haute, IN               93          79,135           100            4,631,000
1st Qtr. 1994     Brooksville Square(1)        Brooksville, FL               93          96,562            88            5,084,000
1st Qtr. 1994     Lowes Home Centers, Inc.     Middletown, OH               100         126,400           100            6,248,000
1st Qtr. 1994     Lucky                        Phoenix, AZ                  100          28,217           100            1,346,000
1st Qtr. 1994     Kmart                        Atlantic, IA                 100          40,318           100            1,613,000
1st Qtr. 1994     Excel Building               San Diego, CA                100          19,942            92            2,515,000
1st Qtr. 1994     Kash n Karry                 Homosassa Springs, FL        100          29,600           100            1,080,000
4th Qtr. 1993     Covington Gallery            Covington, GA                100         172,482            98            9,110,000
4th Qtr. 1993     Ashland Square               Ashland, OH                  100         162,749            99            7,683,000
3rd Qtr. 1993     Galleria(2)                  Scottsdale, AZ               100         670,000           100            6,000,000
3rd Qtr. 1993     Irving West                  Irving, TX                   100          70,056            96            4,729,000
                                                                                       ---------                      ------------
    Total                                                                              2,881,587                      $133,525,000
                                                                                       ==========                     ============


- ---------------

(1) The Company owns a 93.2% interest in these properties, as the sole general partner of the partnership holding the properties, EH Properties, L.P. The limited partner has an option to convert its equity interest of 6.8% into Common Stock of the Company at a conversion price of $22.25 per share. Upon such conversion, the partnership would be dissolved.


(2) In addition to the purchase price, the Company paid approximately $2.0 million in back taxes for this property.

PROPERTY DISPOSITIONS

     The Company holds its properties for investment and the production of rental income and not for sale to customers or other buyers in the ordinary course of the Company's business. However, the Company has determined from time to time that the value of certain properties has been maximized in the Company's hands and has (to the extent consistent with REIT qualification requirements) sold such properties and redeployed the sales proceeds to purchase other income properties that meet the Company's business objectives.


     In June 1995, the Company sold three Single Tenant Properties, accounting for an aggregate of approximately 120,000 square feet of GLA and approximately $812,000 in ABR at March 31, 1995, to a single buyer for an aggregate purchase price of approximately $7.7 million. In addition, the Company has entered into a letter of intent with an unaffiliated party with respect to the disposition of Talley Plaza, an office building owned by the Company located in Phoenix, Arizona, for a price of approximately $17.8 million. The closing of this transaction is subject to a number of contingencies, and there can be no assurance that it will occur. The Company also may sell or exchange (to the extent consistent with REIT qualification requirements) additional properties in its portfolio in the future. See "Certain Federal Income Tax Considerations to the Company of its REIT Election -- Taxation of the Company as a REIT -- Sales or Dispositions of Assets" in the accompanying Prospectus.

     A summary of disposition activity since the Company's public offering in August 1993 is set forth below.


  DISPOSITION                                                              TOTAL GLA        SALE
      DATE                PROPERTY NAME                 LOCATION           (SQ. FT.)        PRICE
- ----------------  ------------------------------  ---------------------    ---------     -----------
2nd Qtr. 1995     Safeway                         Colorado Springs, CO       44,240      $ 3,334,000
2nd Qtr. 1995     Safeway                         Houston, TX                50,848        2,807,000
2nd Qtr. 1995     Safeway                         Chehalis, WA               24,960        1,524,000
1st Qtr. 1995     Osco Drug                       Mesa, AZ                   24,789        1,091,000
1st Qtr. 1995     Chester's                       Roseville, MN               5,000          377,000
4th Qtr. 1994     Lucky(1)                        Champaign, IL              29,427        1,597,000
2nd Qtr. 1994     Miami Wings & Things            Miami, FL                   2,768          384,000
2nd Qtr. 1994     Otero Savings & Loan            Pueblo, CO                  4,000          263,000
1st Qtr. 1994     Safeway(1)                      Odessa, TX                 44,382          844,000
                  Diversified Hospitality Group,
1st Qtr. 1994     Inc.                            League City, TX             1,675          196,000
4th Qtr. 1993     Green Mill                      St. Paul, MN               14,240          791,000
4th Qtr. 1993     Fuddruckers                     Tucson, AZ                  7,500          898,000
                                                                            -------      -----------
    Total                                                                   253,829      $14,106,000
                                                                            =======      ===========


- ---------------
(1) The Company received a lease termination fee from this tenant in addition to sales proceeds.

FINANCING ARRANGEMENTS

     In December 1994, the Company obtained a $25 million secured revolving credit facility (the "Secured Revolving Credit Facility") from The First National Bank of Boston ("FNBB"). Borrowings under the Secured Revolving Credit Facility bear interest at a rate of LIBOR plus 2.0% and are available for general corporate purposes, including property acquisitions. The Secured Revolving Credit Facility matures in December 1997. Borrowings outstanding under the Secured Revolving Credit Facility as of March 31, 1995 totalled $9.8 million. The Company has received a commitment letter from FNBB to increase the Secured Revolving Credit Facility from $25 million to $65 million and to decrease the interest rate thereon to LIBOR plus 1.75%. There can be no assurance that either of these changes will occur.


     In March 1994, the Company's wholly-owned subsidiary, Excel Mortgage Funding Corporation ("EMFC"), and EMFC's wholly-owned subsidiary, Excel Credit Corporation ("ECC"), completed a securitized mortgage financing known as a real estate mortgage investment conduit (a "REMIC"). Pursuant to this transaction, ECC issued and sold publicly, in an underwritten offering, $100 million aggregate principal amount of its Commercial Mortgage Pass-Through Certificates, Series 1994-1, Class A and Class B (respectively, the "Class A Certificates" and the "Class B Certificates," and collectively, the "Certificates"). The Class A Certificates were rated AAA and the Class B Certificates were rated AA by Fitch Investors Services, Inc. and Duff and Phelps Credit Rating Co. The Class A Certificates bear interest at a variable rate equal to one-month LIBOR plus 0.6%, and the Class B Certificates bear interest at a variable rate equal to one-month LIBOR plus 0.8%. The Certificates mature in February 2001. To protect against future increases in interest rates, ECC entered into interest rate protection agreements which limit ECC's maximum all-inclusive interest rate exposure to 8.5% per annum. The Certificates are fully prepayable at any time without penalty. The net proceeds of the offering of the Certificates were used to retire existing mortgage financing and to acquire properties.



     The Company is required to prepay 125% of a property's allocated loan balance under the REMIC financing documents to release it from collateralization under the REMIC. In December 1994, the Company sold one of the REMIC properties and used proceeds to repay $1,284,000 aggregate principal amount of the Certificates. In January 1995, the Company repaid an additional $2,057,000 aggregate principal amount of the Certificates in connection with the sale of one of the REMIC properties and the transfer of one of the REMIC properties from EMFC to the Company. The aggregate principal amount of the Certificates outstanding at March 31, 1995 was approximately $94 million, secured by 63 properties owned by EMFC. In June 1995, the Company repaid an additional $5,635,000 aggregate principal amount of the Certificates in connection with the sale of three additional REMIC properties.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Common Stock offered
hereby is estimated at approximately $     million ($     million if the
Underwriters' over-allotment option to purchase 300,000 additional shares of Common Stock from the Company is exercised in full). The Company presently intends to use the net proceeds from the Offering to repay approximately $15 million of indebtedness currently outstanding under the Secured Revolving Credit Facility, for property acquisitions (which may include the North Carolina Properties and the Southeast Properties) and for general corporate purposes. The borrowings outstanding under the Secured Revolving Credit Facility were incurred within the last year to acquire properties and to repay certain indebtedness outstanding under the REMIC financing. Such borrowings presently bear interest at a rate of 8.125% and mature in December 1997.


     Pending such use, the Company may invest proceeds of the Offering in short-term income producing investments such as investments in commercial paper, government securities or money market funds that invest in government securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1995, and as adjusted to give effect to the Offering and the anticipated use of proceeds of the Offering to repay indebtedness under the Secured Revolving Credit Facility, as described under "Use of Proceeds."


                                                                OUTSTANDING     AS ADJUSTED(1)
                                                                -----------     --------------
                                                                        (IN THOUSANDS)
Debt:
  Notes payable...............................................   $   9,812         $     12
  Mortgages payable(2)........................................     196,868          196,868
                                                                 ---------         --------
     Total Debt...............................................   $ 206,680         $196,880
                                                                 ---------         --------
Stockholders' equity:
  Preferred stock, par value $.01 per share, 10,000,000 shares
     authorized, none issued and outstanding..................          --               --
  Common stock, par value $.01 per share, 100,000,000 shares authorized, 10,884,444 shares issued and outstanding and
     12,884,444 shares issued and outstanding, as adjusted....   $     109         $    129(3)(4)
  Additional paid-in capital..................................     175,714          215,544
  Accumulated distributions in excess of net income...........     (12,675)         (12,675)
                                                                 ---------         --------
     Total stockholders' equity...............................   $ 163,148         $202,998
                                                                 ---------         --------
       Total capitalization...................................   $ 369,828         $399,878
                                                                 =========         ========


- ---------------

(1) Assumes a per share price of $20 on 2,000,000 shares of Common Stock issued in the Offering.



(2) Includes approximately $94 million outstanding under the REMIC financing at March 31, 1995. In June 1995, the Company repaid an additional $5.635 million aggregate principal amount of indebtedness outstanding under the REMIC financing in connection with the sale of three additional REMIC properties. See "Recent Developments -- Financing Arrangements."


(3) Assumes that the Underwriters do not exercise the over-allotment option to purchase up to 300,000 additional shares of Common Stock from the Company.

(4) Does not include approximately 610,000 shares of Common Stock issuable upon the exercise of options and warrants which are presently outstanding and up to approximately 67,000 other shares of Common Stock issuable to various parties upon the occurrence of certain events.

                      SELECTED CONSOLIDATED FINANCIAL DATA
 (IN THOUSANDS, EXCEPT FOR NUMBERS OF OPERATING PROPERTIES AND PER SHARE DATA)

     The following table sets forth selected consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included in the Company's 1994 Annual Report and the Condensed Consolidated Financial Statements and Notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, each incorporated by reference herein. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1995.

                                          THREE MONTHS
                                              ENDED
                                            MARCH 31,                     YEAR ENDED DECEMBER 31,
                                       -------------------   --------------------------------------------------
                                         1995       1994       1994       1993       1992      1991      1990
                                       --------   --------   --------   --------   --------   -------   -------
                                           (UNAUDITED)

OPERATING DATA(1):
Total revenue from operating
  properties.......................... $ 13,426   $  9,127   $ 41,014   $ 22,525   $  5,827   $ 2,472   $ 1,021
Operating expenses....................    3,874      1,687      7,278      5,049      2,749       882       313
Net operating income..................    9,552      7,440     33,736     17,476      3,078     1,590       708
Depreciation and amortization.........    1,649      1,578      6,887      4,186        608       280       125
Interest expense......................    4,441      2,804     14,190      9,360      2,218     1,340       741
Net income............................    3,917      3,244     13,796      3,232        454        65       782
Net income per share..................     0.36       0.30       1.27       0.55       0.41      0.11      2.07

OTHER DATA(1):
Funds from operations(2).............. $  6,060   $  5,050   $ 21,869   $  9,058   $  1,141   $   346   $    64
Distributions.........................    4,679      4,523     18,604      8,811      1,156        65       104
Distributions per share...............     0.43       0.42       1.71       1.42       1.13      1.02      0.72
Common shares outstanding (weighted
  average)............................   10,909     10,746     10,883      5,878      1,110       615       378
Gross leasable area (sq. ft. at end of
  period).............................    8,556      6,708      7,163      5,866      2,158       516       243
Number of operating properties (at end
  of period)..........................      119        109        110         98         42         9         6

BALANCE SHEET DATA (AT END OF PERIOD):
Real estate after accumulated
  depreciation........................ $348,791   $318,925   $349,225   $273,362   $112,971   $22,890   $14,524
Total assets..........................  379,904    375,608    375,100    290,226    116,621    24,768    15,887
Mortgages payable.....................  196,868    199,162    201,157    113,487     89,442    14,582     9,468
Stockholders' equity..................  163,148    167,687    163,898    161,962     22,312     9,649     5,208

- ---------------
(1) March 31, 1995 amounts include 11 properties containing approximately 1.4 million square feet of GLA master leased by the Company starting January 1, 1995. See "Recent Developments -- Property Acquisitions."

(2) The Company believes that to facilitate a clear understanding of its operating results, funds from operations should be examined in conjunction with its net income. The Company is accounting for funds from operations as net income before gains (losses) on sales of real estate plus real estate depreciation, amortization, amortized loan and leasing commission costs, and loan costs written off. Management believes that reductions for these charges are not meaningful in evaluating income-producing real estate, which historically has not depreciated.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     Since the Company's public offering in August 1993, the Company's Common Stock has been listed on the NYSE under the symbol "XEL." The following sets forth the high and low closing sale prices for the Common Stock for the fiscal periods indicated as reported by the New York Stock Exchange Composite Tape and the distributions per share paid by the Company with respect to each such period.


                                                                   HIGH       LOW     DISTRIBUTIONS
                                                                  -------   -------   -------------
1993
  August 5 through September 30.................................  $20.500   $18.375      $ 0.230(1)
  Fourth Quarter................................................  $21.250   $17.625      $ 0.415
1994
  First Quarter.................................................  $22.250   $18.125      $ 0.415
  Second Quarter................................................  $20.875   $19.500      $ 0.430
  Third Quarter.................................................  $20.375   $18.000      $ 0.430
  Fourth Quarter................................................  $18.375   $15.625      $ 0.430
1995
  First Quarter.................................................  $19.125   $16.375      $ 0.430
  April 1 through June 9........................................  $20.625   $18.125      $ 0.445(2)


- ---------------
(1) Represents distributions for the partial quarter subsequent to the public offering. Distributions declared in respect of the full third quarter of 1993 totaled $0.370 per share of Common Stock.

(2) On April 28, 1995, the Company declared a second quarter 1995 distribution of $0.445 per share payable to all stockholders of record on July 1, 1995. Purchasers of the Common Stock offered hereby are expected to participate in such second quarter distribution.


     On June 9, 1995, the last reported sale price of the Common Stock on the NYSE was $20.


     Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as the Board of Directors deems relevant, and there can be no assurance that distributions will be made at historical rates, or at all.

     Distributions by the Company to the extent of its current earnings and profits for federal income tax purposes are taxable to stockholders as ordinary dividend income (unless such distributions are designated as capital gain distributions). Distributions in excess of earnings and profits generally are treated as a non-taxable return of capital to the extent of a stockholder's basis in the Common Stock. A return of capital distribution has the effect of deferring taxation until a stockholder's sale of the Common Stock. See "Certain Federal Income Tax Considerations to Holders of Common Stock." The Company has determined that approximately 86% of the distributions paid during 1994 represented ordinary dividend income to its stockholders and approximately 14% represented return of capital. Distributions paid during 1993 have been determined by the Company to be comprised of approximately 71% ordinary dividend income and 29% return of capital.

DIVIDEND REINVESTMENT PLAN


     The Company has implemented a dividend reinvestment plan under which common stockholders may elect to automatically reinvest their distributions in shares of Common Stock. The Company may, from time to time, repurchase shares of Common Stock in the open market for purposes of fulfilling its obligations under this dividend reinvestment plan or may elect to issue additional shares of Common Stock.

                            BUSINESS AND PROPERTIES

PROPERTY PORTFOLIO

     As set forth in the following table, the Company's property portfolio at March 31, 1995 contained approximately 8.6 million square feet of GLA in 119 properties, with approximately $48.4 million in ABR as of March 31, 1995.


                                                              ANNUALIZED       PERCENT OF
                                                  TOTAL          BASE           SCHEDULED
                      NUMBER OF     PERCENT        GLA          RENTAL         ANNUAL BASE
      STATE           PROPERTIES    LEASED      (SQ. FT.)       INCOME        RENTAL INCOME
- ------------------    ---------     -------     ---------     -----------     -------------
Alabama                    3          100%         94,329     $   530,584           1.1%
Arkansas                   2          100         105,459         528,882           1.1
Arizona                   15           98       1,762,451       9,738,079          20.1
California                 3           92          42,030         624,855           1.3
Colorado                   4(1)       100         201,016         981,130           2.0
Florida                    6           96         540,637       3,416,576           7.1
Georgia                    5           99         469,440       2,712,483           5.6
Iowa                       3          100         104,208         562,966           1.2
Illinois                   9          100         397,127       2,596,479           5.4
Indiana                   13           99         490,309       2,675,442           5.5
Kentucky                   4          100         612,696       3,690,380           7.6
Louisiana                  1          100          41,293         228,671           0.5
Michigan                   3          100         107,614         551,190           1.1
Minnesota                  2          100          11,562         166,209           0.3
Missouri                   4          100         188,957         757,357           1.6
Nebraska                   3          100          70,513         410,442           0.8
New Jersey                 1          100          55,552         271,779           0.6
North Carolina            13(2)        97       1,531,378       8,673,359          17.9
North Dakota               1          100          55,552         294,999           0.6
Ohio                       5          100         449,823       2,298,837           4.8
Oklahoma                   1          100          45,510         280,344           0.6
Pennsylvania               3          100         180,288       1,156,348           2.4
South Carolina             3          100         180,740       1,164,215           2.4
Tennessee                  1           90         185,679         419,564           0.9
Texas                      7(1)        99         351,914       2,086,707           4.3
Virginia                   1           99         193,238       1,105,399           2.3
Washington                 2(1)       100          27,970         210,927           0.4
Wisconsin                  1          100          59,097         218,017           0.5
                         ---          ---       ---------     -----------         -----
     Total               119           99%(3)   8,556,382     $48,352,220(4)      100.0%
                         ===          ===       =========     ===========         =====


- ---------------

(1) In June 1995, the Company sold three Single Tenant Properties located in Colorado, Texas and Washington. See "Recent Developments -- Property Dispositions."



(2) Includes 11 properties that the Company operated at March 31, 1995 under a master lease. In April 1995, the Company acquired one of these properties, and in June 1995 the Company acquired an additional four of these properties. The Company has exercised an option to acquire five of the remaining six of such properties, subject to certain conditions. See "Recent Developments -- Property Acquisitions."



(3) Percent of total GLA leased as of March 31, 1995.



(4) Includes income from space leased for which rent is being paid but which is not presently occupied. See "Single Tenant Properties" table below.

     Shopping Centers. At March 31, 1995, the Company's Shopping Centers consisted of 37 neighborhood and community centers leased primarily to major retail companies. The Shopping Centers contained approximately 5.1 million square feet of GLA and accounted for approximately 56% of the Company's ABR as of March 31, 1995. The table below sets forth certain pertinent information regarding the Shopping Centers as of March 31, 1995.


                                                ANNUALIZED
                                           ---------------------   PERCENT                             PERCENT OF       LEASE
                     TOTAL                    BASE                OF TOTAL                            CENTER LEASED   EXPIRATION
                      GLA       NUMBER       RENTAL     RENT PER   CENTER           PRINCIPAL         BY PRINCIPAL   OF PRINCIPAL
     LOCATION      (SQ. FT.)  OF TENANTS     INCOME     SQ. FT.    LEASED           TENANT(S)           TENANT(S)     TENANT(S)
- ------------------ ---------  -----------  -----------  --------  ---------  -----------------------  -------------  ------------
ARIZONA
  Mesa
    Sun Valley
      Plaza.......   107,533       15      $   616,043   $ 6.46       86%             ABCO                  33%          2001
                                                                             Phoenix Newspaper, Inc.        24           2000
    Kmart Plaza...   182,581       13          701,905     3.84      100              Kmart                 65           1998
  Phoenix
    Metro
    Marketplace...   251,156       37        2,020,413     8.04       98           Toys "R" Us              18           2014
                                                                                    Shepler's               17           1997
                                                                                    Officemax               13           2001
  Scottsdale
    Galleria(1)...   670,000        1          960,000     1.43      100        B.G. Development           100           2069

CALIFORNIA
  Burbank
    Sony/Kinko
      Building....    14,616        2          413,880    28.32      100              Sony                  72           1999
                                                                                     Kinkos                 28           1998
FLORIDA
  Brooksville
    Brooksville
      Square......    96,391       17          599,938     6.22       88             Publix                 33           2007
                                                                                    Walgreens               13           1997
  Deland
    Northgate
      Shopping
      Ctr.........   186,074        8        1,247,169     6.70      100              Kmart                 60           2018
                                                                                     Publix                 30           2013
  Lake Wales
    Eastgate
      Center......   102,161        2          613,843     6.01      100              Kmart                 93           2019
                                                                                     Petrie                  7           1999
  Leesburg
    Leesburg
      Square......    89,661       14          628,934     7.01       90             Publix                 44           2006
                                                                                    Walgreens               14           2026
                                                                                   Fashion Bug              13           2000
GEORGIA
  Covington
    Covington
      Gallery.....   172,482       14          984,912     5.71       98              Kmart                 50           2016
                                                                                     Ingles                 26           2011
  Perry
    Perry
    Marketplace...   179,973       17        1,142,834     6.35       99              Kmart                 53           2017
                                                                                     Kroger                 21           2012
                                                                                   B.C. Moore                9           2008
INDIANA
  Marion
    Valley View
      Plaza(2)....    29,975       13          236,946     7.90       95         Webb's Hallmark            16           1999
                                                                                 Sycamore Stores            10           2000
  Terre Haute
    Wabash Valley
      Plaza(2)....    79,135       12          534,061     6.75      100        Supervalue Store            58           2009
                                                                               Clothes Quarters of
                                                                                      T.H.                   9           1996
  Warsaw
    Woodland
      Plaza(2)....    31,007       13          208,954     6.74       93            Shoe Show               15           1999
                                                                                 Broadway Video             13           1997
KENTUCKY
  Elizabethtown
    Kmart Plaza...   130,466        8          767,358     5.88      100              Kmart                 70           2017
                                                                                    Food Lion               22           2011
  Glasgow
    Highland
      Commons.....   130,466        5          673,507     5.16       98              Kmart                 70           2017
                                                                                    Food Lion               22           2012
  London
    London
    Marketplace...   169,032        7        1,037,764     6.14      100              Kmart                 56           2018
                                                                                     Kroger                 24           2014
                                                                                     Goody's                12           2003

                                                ANNUALIZED
                                           ---------------------   PERCENT                             PERCENT OF       LEASE
                     TOTAL                    BASE                OF TOTAL                            CENTER LEASED   EXPIRATION
                      GLA       NUMBER       RENTAL     RENT PER   CENTER           PRINCIPAL         BY PRINCIPAL   OF PRINCIPAL
     LOCATION      (SQ. FT.)  OF TENANTS     INCOME     SQ. FT.    LEASED           TENANT(S)           TENANT(S)     TENANT(S)
- ------------------ ---------  -----------  -----------  --------  ---------  -----------------------  -------------  ------------
  Versailles
    Lexington Road
      Plaza.......   182,732        9      $ 1,211,751   $ 6.63      100%             Kmart                 52%          2018
                                                                                     Kroger                 33           2014
                                                                                   Fashion Bug               5           2004
NORTH CAROLINA
  Albemarle
    Stanly County
      Plaza(2)....    63,637       17          321,952     5.06       98             Ingles                 50           2008
  Asheboro
    Village
    Marketplace...    87,800       25          645,465     7.35       93          Harris-Teeter             34           2008
                                                                                   Old America              19           2000
  Hillsborough
    Hillsborough
   Commons(3).....   107,740       17          602,352     5.59      100            Wal-Mart                61           2009
                                                                                  Byrd's Foods              23           2009
  Jonesville
    Foothills
      Market......    44,350        5          239,628     5.40       89            Food Lion               56           2008
                                                                                  Family Dollar             14           2000
  Kannapolis
    Chapel
      Square......    45,450        6          350,842     7.72       97            Food Lion               64           2013
                                                                                      Revco                 19           2008
  Kernersville
    Piney Grove
      Plaza.......    49,709        9          344,676     6.93       98           Lowe's Food              64           2008
                                                                                  Scotty Drugs              12           1998
  Kinston
    Kinston
      Pointe(3)...   170,166       23          793,560     4.66       86            Wal-Mart                53           2011
                                                                                    Food Lion               15           2011
  Oxford
    Granville
     Corners(3)...   201,107(4)    29          870,528     4.33      100            Wal-Mart                35           2012
                                                                                  Byrd's Foods              14           2011
                                                                              Central Carolina Bank         10           1996
  Roxboro
    Roxboro
      Square......    98,980       17          569,484     5.75      100            Wal-Mart                70           2009
                                                                                      Cato                   6           1999
  Siler City
    Siler
      Crossing....   132,639       20          731,028     5.51       98     Rose's Department Store        34           2008
                                                                                    Food Lion               19           2008
                                                                                   Belk-Yates               17           2008
                                                                                      Revco                  6           2003
                                                                                      Cato                   5           1998
  Statesville
    Crossroads
      Center(3)...   242,439       35        1,603,272     6.61      100            Wal-Mart                47           2011
                                                                                   Bi-Lo Foods              14           2011
                                                                                      Cato                   4           2001
                                                                                     Goody's                 9           2001
  Wadesboro
    Anson
     Station(3)...   130,800       19          699,036     5.34       99            Wal-Mart                40           2008
                                                                                   B.C. Moore               14           2004
                                                                                    Food Lion               19           2008
                                                                                      Revco                  6           2004
  Williamston
    Roanoke
     Landing(3)...   156,561       22          901,536     5.76       97            Wal-Mart                45           2011
                                                                                      Revco                  5           2006
                                                                                      Cato                   3           1996
OHIO
  Ashland
    Ashland
      Square......   163,168       14          882,599     5.41       99            Wal-Mart                42           2010
                                                                                    Food Town               26           2010
  Celina
    Lakewood
     Village(2)...   113,897       11          517,989     4.55      100            Wal-Mart                61           2010
                                                                                     Ulmans                 16           2005
SOUTH CAROLINA
  Hilton Head
    Circle
      Center......    65,713       14          607,926     9.25       98           Bi-Lo Foods              56           2012
                                                                                      Revco                 13           2004

                                                ANNUALIZED
                                           ---------------------   PERCENT                             PERCENT OF       LEASE
                     TOTAL                    BASE                OF TOTAL                            CENTER LEASED   EXPIRATION
                      GLA       NUMBER       RENTAL     RENT PER   CENTER           PRINCIPAL         BY PRINCIPAL   OF PRINCIPAL
     LOCATION      (SQ. FT.)  OF TENANTS     INCOME     SQ. FT.    LEASED           TENANT(S)           TENANT(S)     TENANT(S)
- ------------------ ---------  -----------  -----------  --------  ---------  -----------------------  -------------  ------------
TENNESSEE
  Knoxville
    Chapman Ford
    Crossing(5)...   185,679       10      $   419,564   $ 2.26       90%           Wal-Mart                51%          2009
                                                                                    Food Lion               16           2010
                                                                                     Goody's                14           2000
TEXAS
  Irving
    Irving West
      Shopping
      Ctr.........    70,056       16          563,972     8.05       96           Winn Dixie               64           2007
VIRGINIA
  Norton
    VA-KY Regional
      Shopping
      Ctr.........   193,238       21        1,105,399     5.72      100            Wal-Mart                45           2009
                   ---------               -----------   ------
                                                                                     Ingles                 17           2009
                                                                                     Goody's                16           1999

    Total......... 5,128,570               $27,371,020   $ 5.34
                   =========               ===========   ======


- ---------------
(1) This property is master leased to a development company that is in the process of redeveloping the center.

(2) The Company owns a 93.2% interest in this property.


(3) This property is operated by the Company under a master lease. See "Recent Developments -- Property Acquisitions."



(4) Includes a ground lease of approximately 45,000 square feet.



(5) The Company owns a 50% interest in this property.



     Single Tenant Properties. At March 31, 1995, the Company's Single Tenant Properties consisted of 78 properties leased primarily to major retail companies. Approximately 81% of the Company's ABR derived from Single Tenant Properties at March 31, 1995 was attributable to properties located within shopping centers not otherwise owned by the Company, while approximately 19% of such ABR came from free standing properties located in commercial areas. In general, the leases on the Single Tenant Properties require the lessee to be responsible for substantially all of the costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance. Single Tenant Properties contained approximately 3.2 million square feet of GLA and accounted for approximately 37% of the Company's ABR at March 31, 1995. The table below sets forth certain pertinent information regarding the Single Tenant Properties as of March 31, 1995.



                                                                                               ANNUALIZED
                                                                                       ---------------------------
                                                                           TOTAL          BASE              RENT
                                                                            GLA          RENTAL              PER         LEASE
 LOCATION              TENANT                       SUBTENANT            (SQ. FT.)       INCOME            SQ.FT.      EXPIRATION
- ----------       -----------------------      ----------------------     ---------     -----------         -------     ----------
ALABAMA
  Muscle
    Shoals       Kroger(1)                    Sack N Save                   42,130     $   252,780         $  6.00        2007
  Muscle
    Shoals       SuperX(1)                    Handy TV                      10,069          60,414            6.00        2007
  Scottsboro     Kroger(1)                    Bruno's (Food World)          42,130         217,390            5.16        2007

ARKANSAS
  Pine
    Bluff        Kmart(1)                     Country Market                60,842         288,231            4.74        2006
  Sherwood       Safeway(1)                   Harvest Foods                 44,617         240,651            5.39        2002

ARIZONA
  Casa
  Casa Grande    Kmart(2)(3)                                                50,000         145,396            2.91        2002
  Mesa           Lucky(1)                     ABCO                          29,827         126,437            4.24        2002
  Phoenix        Lucky(1)                     ABCO                          28,217         154,620            5.48        2001
  Phoenix        Phoenix Newspaper, Inc.                                    25,625         127,751            4.99        2000
  Phoenix        Q-Club                                                     44,374         643,749           14.51        2019
  Scottsdale     Q-Club                                                     44,374         643,749           14.51        2019
  Tucson         Lucky(2)(3)                                                29,700         149,778            5.04        2003
  Tucson         Vacant(4)                                                  25,800         148,334(4)         5.75(4)     1996(4)
  Yuma           Longs(1)                     Payless Drugs                 25,834         113,050            4.38        2001

CALIFORNIA
  Ventura        Kindercare(5)                                               7,472          80,755           10.81        2006

COLORADO
  Brighton       Wal-Mart                                                   94,220         343,020            3.64        2008
  Colorado
    Springs(6)   Safeway                                                    44,240         353,363            7.99        2002
  Durango        Kmart(1)                     Payless Drugs                 50,000         201,737            4.03        2002
  Pueblo         United Artist                                              12,556          83,010            6.61        2002

                                                                                               ANNUALIZED
                                                                                       ---------------------------
                                                                           TOTAL          BASE              RENT
                                                                            GLA          RENTAL              PER         LEASE
 LOCATION              TENANT                       SUBTENANT            (SQ. FT.)       INCOME            SQ.FT.      EXPIRATION
- ----------  ----------------------------      ----------------------     ---------     -----------         -------     ----------
FLORIDA
  Brandon   Lucky/Kash n Karry(7)                                           36,750     $   202,582         $  5.51        2002
 Homosassa
   Springs  Lucky/Kash n Karry(7)                                           29,600         124,110            4.19        2002
GEORGIA
  Albany    Kmart(2)(3)                                                     72,897         332,559            4.56        2006
  East
    Albany  Kroger(1)                         JH Harvey                     34,019         197,611            5.81        2007
  East
    Albany  SuperX(1)                         Rite Aid                      10,069          54,567            5.42        2007
IOWA
  Atlantic  Kmart                                                           40,318         159,999            3.97        2005
Coralville  Lucky/Eagle(8)                                                  28,875         172,668            5.98        2006
  Dubuque   Lucky/Eagle(8)                                                  35,015         230,299            6.58        2000
ILLINOIS
  Decatur   Lucky/Eagle(8)                                                  29,000         181,996            6.28        2002
  Moline    Lucky/Eagle(8)                                                  38,681         227,420            5.88        2001
  New
    Lenox   Lucky/Eagle(8)                                                  39,410         259,016            6.57        2002
  Orland
    Hills   Wal-Mart                                                       114,513         824,075            7.20        2009
  Ottawa    Kroger                                                          44,088         278,866            6.33        2007
  Peoria    Lucky/Eagle(8)                                                  30,000         208,133            6.94        2007
  Springfield Lucky/Eagle(8)                                                30,000         180,090            6.00        2002
  Sterling  Lucky/Eagle(8)                                                  40,265         229,748            5.71        2000
  Waterloo  Kroger(1)                         National Super Markets        31,170         207,135            6.65        2007
INDIANA
  Decatur   Wal-Mart                                                        72,200         324,301            4.49        2009
  Fort
    Wayne   Kindercare                                                       4,584          18,000            3.93        1995
  Hobart    Eagle(2)(3)                                                     29,300         190,791            6.51        2003
  Indianapolis Kindercare                                                    4,212          18,000            4.27        1995
  Indianapolis Kindercare                                                    4,452          18,000            4.04        1995
  Indianapolis Kindercare                                                    4,268          18,000            4.22        1995
  Indianapolis Kindercare                                                    4,452          18,000            4.04        1995
  Michigan
    City    Eagle                                                           29,000         158,000            5.45        2003
  Terre
    Haute   Lowes Home Center                                              104,259         557,785            5.35        2012
  Wabash    Wal-Mart                                                        93,465         374,604            4.01        2008
LOUISIANA
  West
    Monroe  Safeway(1)                        Brookshire Grocery            41,293         228,671            5.54        2002
MICHIGAN
  Big
    Rapids  Wal-Mart                                                        91,440         337,628            3.69        2008
  Dearborn
   Heights  Mountain Jacks                                                   9,914         150,000           15.13        2006
 Kalamazoo  Kindercare                                                       6,260          63,562           10.15        2006
MINNESOTA
 Maplewood  Egghead Discount                                                 2,880          40,320           14.00        1997
MISSOURI
  Fenton    Kindercare                                                       4,659          22,560            4.84        1997
  High
    Ridge   Kindercare                                                       4,654          32,299            6.94        2000
  Springfield Kmart                                                        106,747         399,999            3.75        2007
  St.
   Charles  Kmart(2)(3)                                                     72,897         302,499            4.15        2006
NORTH
  DAKOTA
  Fargo     Kmart(2)(3)                                                     55,552         294,999            5.31        2007
NEBRASKA
  Grand
    Island  Autoworks                                                        5,671          56,919           10.04        2008
  Hastings  Autoworks                                                        4,000          40,749           10.19        2008
  Omaha     Kmart                                                           60,842         312,774            5.14        2006
NEW JERSEY
Somerville  Kmart                                                           55,552         271,779            4.89        2007
OHIO
  Mentor    Mountain Jacks                                                   6,040         107,250           17.76        2005
Middletown  Lowes Home Center                                              126,400         649,999            5.14        2013
  Waverly   Kmart                                                           40,318         141,000            3.50        2006
OKLAHOMA
  Muskogee  Safeway(1)                        Homeland                      45,510         280,344            6.16        2002
PENNSYLVANIA
Clearfield  Kroger(1)                         Super Value                   31,170         210,000            6.74        2007
Pittsburgh  Kroger(1)                         Giant Eagle                   34,026         266,680            7.84        2007
Wyomissing  Wal-Mart                                                       115,092         679,668            5.91        2008
SOUTH
  CAROLINA
  Goose
    Creek   Kmart(2)(3)                                                     72,897         333,000            4.57        2007
  James
    Island  Kroger(1)                         Bi-Lo Foods                   42,130         223,289            5.30        2007

                                                                                               ANNUALIZED
                                                                                       ---------------------------
                                                                           TOTAL          BASE              RENT
                                                                            GLA          RENTAL              PER         LEASE
 LOCATION              TENANT                       SUBTENANT            (SQ. FT.)       INCOME            SQ.FT.      EXPIRATION
- ----------  ----------------------------      ----------------------     ---------     -----------         -------     ----------
TEXAS
  DeSoto    Kmart                                                           72,897     $   298,487          $ 4.09        2005
  Houston   Diversified Hospitality Grp                                      1,675          39,477           23.57        2011
  Houston   Diversified Hospitality Grp(2)(3)                                1,675          28,138           16.80        2011
Houston(6)  Safeway(1)                        Kroger                        50,848         297,575            5.85        2002
  Missouri
    City    Kroger                                                          44,183         229,288            5.19        2002
  Temple    Wal-Mart                                                       110,580         629,770            5.70        2008
WASHINGTON
  Chehalis(6) Safeway                                                       24,960         161,519            6.47        2002
  Veradale  Payless Shoesource                                               3,010          49,408           16.41        2000
WISCONSIN
  Berlin    Wal-Mart                                                        59,097         218,017            3.69        2009
                                                                         ---------     -----------          ------
    Total                                                                3,151,758     $17,538,237(1)(3)    $ 5.56
                                                                         =========     ===========          ======


- ---------------
(1) Subleased properties accounted for 7.1% of the Company's total ABR at March 31, 1995.

(2) Property is currently unoccupied. Nevertheless, the tenant under the lease remains responsible for payment of all rents due under such lease.

(3) Unoccupied properties accounted for 3.7% of the Company's total ABR at March 31, 1995.


(4) Amount shown is original lease amount. Such lease has been terminated, and the Company received a lease termination fee of $525,000 which the Company is recognizing over two years, beginning in November 1994. There is currently a new lease pending.


(5) The Company owns a 61% interest in this property.


(6) This property was sold by the Company in June 1995.



(7) This property was originally built by Lucky for its subsidiary Kash n Karry Food Stores, Inc. Lucky has subsequently sold such subsidiary but remains obligated on this lease.



(8) This property was originally built by Lucky for its subsidiary Eagle Food Centers, Inc. Lucky has subsequently sold such subsidiary but remains obligated on this lease.


     Properties for which a subtenant is listed have been subleased to such subtenant. Nevertheless, in each case the original lessee under the lease pertaining to the property remains responsible for payment of all rents due under such lease. Subleased properties generally have been subleased for a term and rent that is approximately the same as the remaining term and rent of the original lease. In the event that the subtenant defaults under the sublease and vacates the property, or in the event that the term of the sublease expires earlier than the term of the lease, the property could remain unoccupied until a new subtenant is located. In any event, the original lessee will remain responsible for payment of all rents due under the lease for the full remaining term of the lease.

     Commercial Properties. At March 31, 1995, the Company's Commercial Properties consisted of three office buildings and one other commercial property. The Commercial Properties contained approximately 276,000 square feet of GLA and accounted for approximately 7.4% of the Company's ABR at March 31, 1995. The table below sets forth certain pertinent information regarding the Commercial Properties as of March 31, 1995.

                                                    ANNUALIZED
                                               --------------------
                          TOTAL                   BASE                PERCENT OF                                   PERCENT OF
                           GLA       NUMBER      RENTAL    RENT PER    PROPERTY            PRINCIPAL            PROPERTY LEASED
       LOCATION         (SQ. FT.)  OF TENANTS    INCOME    SQ. FT.      LEASED             TENANT(S)         BY PRINCIPAL TENANT(S)
- ----------------------- ---------  ----------  ----------  --------  ------------  ------------------------- ----------------------
ARIZONA
  Phoenix
    Talley Plaza         225,870       30      $2,925,493   $12.95         97%            Intergroup                    22%
                                                                                     Alexander & Alexander              13
                                                                                    Talley Industries, Inc.             10
  Scottsdale
    Genetrix(1)           21,560        1         261,361    12.12        100              Genetrix                    100
CALIFORNIA
  San Diego
    Excel Building        19,942        9         130,220     6.53         92      Excel Realty Trust, Inc.             32
MINNESOTA
  Stillwater
    Government Bldg.       8,682        4         125,889    14.50        100          Washington County                67
                         -------               ----------   ------
    Total                276,054               $3,442,963   $12.47
                         =======               ==========   ======

                                 LEASE
                               EXPIRATION
       LOCATION          OF PRINCIPAL TENANT(S)
- -----------------------  ----------------------
ARIZONA
  Phoenix
    Talley Plaza                  2003
                                  1997
                                  1999
  Scottsdale
    Genetrix(1)                   2005
CALIFORNIA
  San Diego
    Excel Building                 N/A
MINNESOTA
  Stillwater
    Government Bldg.              1995
    Total

- ---------------
(1) Commercial property whose lessee is responsible for substantially all costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance.

PRINCIPAL LESSEES

     Kmart Corporation ("Kmart") is the Company's largest lessee in terms of both GLA and ABR, representing approximately 19.8% of the Company's GLA and approximately 16.2% of the Company's ABR at March 31, 1995. Kmart's principal business is general merchandise retailing through a chain of discount department stores. It is one of the world's largest retailers based on sales volume. Kmart has experienced flat or declining earnings in recent periods and has announced plans to eliminate a significant number of jobs and close over 100 of its existing stores. In January 1995, Moody's Investor Services, Inc. ("Moody's") lowered its rating on Kmart's long-term debt to Baa1 and Standard and Poor's Corporation ("Standard and Poor's") lowered its rating on Kmart's long-term debt to BBB. Although five of the Kmart stores closed were leased from the Company (comprising 3.8% of the Company's GLA and 2.8% of the Company's ABR as of December 31, 1994), Kmart has continued to make its lease payments and is in the process of subleasing all five locations. As such, the Company did not experience any lost rents in 1994 and does not anticipate material future lost rents due to the closing of such stores. Should Kmart in the future announce additional store closures, the Company believes that Kmart would continue its lease payments for the term of the leases, or that the properties could be re-leased at rental rates which would not cause a material loss of revenue for the Company. However, the Company cannot fully predict the effect on the Company of material deterioration in Kmart's financial position.

     Wal-Mart Stores, Inc. ("Wal-Mart") is the Company's second largest lessee in terms of both GLA and ABR, representing approximately 18.8% of the Company's GLA and approximately 14.2% of the Company's ABR at March 31, 1995. Wal-Mart is the nation's largest retailer and operates over 2,000 discount department stores, over 400 warehouse clubs and four hypermarkets. Wal-Mart is listed on the NYSE and as of December 31, 1994 had credit ratings of AA from Standard and Poor's and Aa1 from Moody's.


     Other significant lessees include three major operators of retail supermarkets: Lucky Stores, Inc. ("Lucky"), The Kroger Co. ("Kroger") and Safeway, Inc. ("Safeway"). Lucky (including Eagle Food Centers, Inc. and Kash n Karry Food Stores, Inc., on whose leases Lucky is a guarantor) leases 15 properties, representing approximately 5.7% of the Company's GLA and 5.8% of its ABR at March 31, 1995. Lucky, a national supermarket chain, is owned by American Stores, Inc., a NYSE company which as of January 1995 had credit ratings of Baa3 and BBB+ from Moody's and Standard and Poor's, respectively. Leases to Kroger (including SuperX Drugs Corporation, on whose leases Kroger is a guarantor) involving 14 properties accounted for approximately 5.9% of GLA and 6.7% of ABR at March 31, 1995. Kroger's primary focus is combination food and drug stores (with over 1,300 supermarkets operating in 1994), and it also operates food wholesaling and specialty retailing businesses at various locations. Kroger is listed on the NYSE, and its credit ratings as of January 1995 were Ba1 and BB according to Moody's and Standard and Poor's, respectively. Safeway leased six properties from the Company, accounting for approximately 2.9% of GLA and 3.2% of ABR at March 31, 1995. Three of these properties, accounting for an aggregate of approximately 120,000 square feet of GLA and approximately $812,000 in ABR at March 31, 1995, were sold by the Company in June 1995. Safeway is a major operator of retail supermarkets in the United States and Canada, is listed on the NYSE and as of January 1995 had credit ratings of Ba2 and BB according to Moody's and Standard and Poor's, respectively.


     The Company's lessees also include Walgreen Co., Publix Super Markets, Inc., Food Lion, Inc., Lowe's Home Centers, Inc. and Toys "R" Us, Inc. As of March 31, 1995, over 60% of the Company's revenues were derived from rents paid by lessees with investment grade credit ratings, as determined by Standard and Poor's and Moody's.

     Information as of March 31, 1995 with respect to the five largest lessees of the Company is set forth in the following table.


                                                        GROSS LEASABLE AREA         ANNUALIZED BASE RENTAL INCOME
                                                    ---------------------------     -----------------------------
                                      NUMBER OF                    PERCENT OF                        PERCENT OF
LESSEE                                 LEASES        SQ. FT.      COMPANY TOTAL       AMOUNT        COMPANY TOTAL
- ------------------------------------  ---------     ---------     -------------     -----------     -------------
Kmart(1)............................      22        1,692,013          19.8%        $ 7,816,184          16.2%
Wal-Mart............................      19        1,604,859          18.8           6,872,995          14.2
Lucky(2)............................      15          483,640           5.7           2,795,688           5.8
Kroger..............................      14          504,249           5.9           3,242,023           6.7
Safeway(3)..........................       6          251,468           2.9           1,562,123           3.2
                                          --        ---------          ----         -----------          ----
  Total.............................      76        4,536,229          53.1%        $22,289,013          46.1%
                                          ==        =========          ====         ===========          ====



- ---------------
(1) Figures include five stores recently closed by Kmart, as described above.

(2) Figures include two currently unoccupied properties for which Lucky remains responsible for payment of all rents due under the leases.


(3) Three of these properties, accounting for an aggregate of approximately 120,000 square feet of GLA and approximately $812,000 in ABR at March 31, 1995, were sold by the Company in June 1995.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of the Company:


             NAME               AGE          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
- ------------------------------  ---   --------------------------------------------------------
Gary B. Sabin.................  41    Chairman of the Board of Directors, President and Chief
                                      Executive Officer of the Company since January 1989. Mr.
                                      Sabin has served as Chief Executive Officer of various
                                      companies since his founding of a property management
                                      company and its affiliates starting in 1977. He has been
                                      active in diverse aspects of the financial services
                                      industry including the evaluation and negotiation of
                                      real estate acquisitions, management, financing and
                                      disposition.
Richard B. Muir...............  40    Director, Executive Vice President and Secretary of the
                                      Company since January 1989. Mr. Muir has served as an
                                      officer and director for various affiliates since 1978,
                                      primarily in administrative and executive capacities,
                                      including asset acquisition, financing and management.
Graham R. Bullick, Ph.D.......  44    Senior Vice President and Assistant Secretary of the
                                      Company since January 1991. Previously Dr. Bullick was
                                      associated with the Company as a director from 1991 to
                                      1992. Dr. Bullick served as Vice President and Chief
                                      Operations Officer for Gemini Properties Inc., an
                                      Arizona-based real estate investment firm, where his
                                      responsibilities included acquisition and financing of
                                      investment real estate projects.
Ronald H. Sabin...............  44    Senior Vice President of the Company since January 1989.
                                      Mr. Sabin has served as an officer or otherwise been
                                      employed by affiliates since 1979, primarily providing
                                      property management services. Mr. Sabin has managed the
                                      Company's properties for 15 years. He is a licensed real
                                      estate broker and a licensed property and casualty
                                      insurance agent. Ronald Sabin is the brother of Gary
                                      Sabin.
David A. Lund.................  43    Chief Financial Officer of the Company since 1994. Vice
                                      President of the Company since 1988. Mr. Lund has served
                                      as an officer and director of certain affiliates since
                                      1983.
S. Eric Ottesen...............  40    General Counsel of the Company since 1995. Mr. Ottesen
                                      previously was a senior partner in a San Diego law firm.
Mark T. Burton................  35    Vice President -- Acquisitions of the Company since
                                      January 1989. Mr. Burton has been associated with the
                                      Company, its predecessor and its affiliates since 1983,
                                      primarily in the evaluation and selection of property
                                      acquisitions.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                           TO HOLDERS OF COMMON STOCK


     The following summary of certain federal income tax considerations to holders of Common Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of Common Stock will vary depending upon such holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent discussed under the heading "Taxation of

Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders") subject to special treatment under the Federal income tax laws.

     This discussion does not address any aspects of federal income taxation to the Company relating to its election to be taxed as a REIT. A summary of certain federal income tax considerations to the Company is provided in the Prospectus.

     EACH INVESTOR SHOULD REFER TO THE PROSPECTUS FOR A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS TO THE COMPANY OF ITS REIT ELECTION. EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States Federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) is an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.


     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). Distributions declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.


     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to the shares.

     Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING


     The Company will report to its U.S. Stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with the correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Non-U.S. Stockholders."


TAXATION OF TAX-EXEMPT STOCKHOLDERS


     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a 401(k) plan, that holds the Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its distributions will be subject to tax. In addition, after 1993, under some circumstances certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding stock, including preferred stock, could be subject to tax on a portion of their distributions even if their stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions (see the discussion in the Prospectus under the heading "Description of Common
Stock -- Restrictions on Ownership" and "Restrictions on Ownership of Capital Stock"), however, should prevent this result in most cases.


TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States Federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of Federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.


     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States Federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United

States trade or business. Distributions that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions, and are generally not subject to withholding. Any such distributions received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.



     Pursuant to current Treasury regulations, distributions paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to distributions from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.



     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.


     Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States Federal income taxation, unless (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. The Company is required to withhold 35% of any such distribution that could be designated by the Company as a capital gains dividend. Any such withheld amount is creditable against the Non-U.S. Stockholder's United States Federal income tax liability.

     Sale of Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of stock generally will not be subject to United States taxation unless the stock constitutes a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. In addition, FIRPTA does not apply to gain recognized upon a sale of shares of a class of the Company's stock regularly traded on an established securities market by a Non-U.S. Stockholder holding (during specified periods) 5% or less of such class of stock. Notwithstanding the foregoing, gain from the sale or exchange of shares of stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if either (i) investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain (a Non-U.S. Stockholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury regulations), on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.


     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that
(a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or
(c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.



     The backup withholding and information reporting rules are under review by the United States Treasury, and their application to the Common Stock could be changed prospectively by future Treasury regulations.


OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of shares of Common Stock set forth below opposite their respective names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares of Common Stock if any are purchased.

                                                                                NUMBER OF
                                          UNDERWRITER                             SHARES
                                                                                ----------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.................................................
    Dean Witter Reynolds Inc. ................................................
    Prudential Securities Incorporated........................................
    Smith Barney Inc. ........................................................

                                                                                 ---------
                 Total........................................................   2,000,000
                                                                                 =========

     The Representatives have advised the Company that the Underwriters propose initially to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share on sales to certain other dealers. After the
initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to 300,000 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price less the sum of the underwriting discount set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the shares of Common Stock initially offered hereby.

     In the Underwriting Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act.


     Subject to certain exceptions, the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement without prior written consent of the Representatives.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 12, 1995


PROSPECTUS

                            EXCEL REALTY TRUST, INC.

                                  $250,000,000

                        DEBT SECURITIES, PREFERRED STOCK
                  DEPOSITARY SHARES, COMMON STOCK AND WARRANTS

     Excel Realty Trust, Inc. ("Excel" or the "Company") may from time to time offer in one or more series (i) its unsecured senior debt securities (the "Debt Securities"), (ii) shares or fractional shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of its Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) shares of its common stock, par value $.01 per share (the "Common Stock"), or (v) warrants to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the "Warrants"), with an aggregate initial public offering price of up to $250,000,000 on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency of denomination and payment, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; (iv) in the case of Common Stock, any initial public offering price; and (v) in the case of Warrants, the securities as to which such Warrants may be exercised, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
            ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                                  TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                 The date of this Prospectus is June   , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          b. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995; and

          c. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on July 30, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the Offered Securities, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Secretary of the Company, 16955 Via Del Campo, Suite 110, San Diego, California 92127 (telephone number: (619) 485-9400).

                                  THE COMPANY


     The Company is a self-administered, self-managed REIT which acquires, owns and manages neighborhood and community shopping centers and other retail and commercial properties leased primarily to major retail companies. As of March 31, 1995, the Company owned or managed 37 shopping centers (the "Shopping Centers"), 78 single tenant properties (the "Single Tenant Properties") and four commercial properties and office buildings (the "Commercial Properties"), which accounted for approximately 56%, 37% and 7%, respectively, of the annualized base rental income ("ABR") of the Company at March 31, 1995. Approximately 81% of the Company's ABR derived from Single Tenant Properties is attributable to properties located within shopping centers not otherwise owned by the Company, while approximately 19% of such ABR comes from free standing properties located in commercial areas. As of March 31, 1995, the Company's 119 properties were located in 28 states, contained approximately 8.6 million square feet of gross leasable area ("GLA") and were 98.4% leased.


     Sixty percent of the Company's ABR at March 31, 1995 was derived from lessees with 10 years or more remaining on their leases, over 60% was derived from lessees with investment grade credit ratings and over 90% was derived from major national or regional lessees. In addition, leases representing over 95% of the Company's ABR at March 31, 1995 provide that the lessee is responsible for substantially all costs and expenses associated with the ongoing maintenance of the property, including but not limited to property taxes, insurance and common area maintenance.

     The Company's objectives are to acquire, own and manage a portfolio of retail properties that will provide cash for quarterly distributions to stockholders, while protecting investor capital and providing potential for capital appreciation. The Company has increased its property portfolio from 42 properties at December 31, 1992 to 119 properties at March 31, 1995. As of March 31, 1995, 63 of such properties were owned through the Company's wholly-owned subsidiary, Excel Mortgage Funding Corporation, a Delaware corporation ("EM Funding"), and six of such properties were owned through EH Properties, L.P., a Delaware limited partnership of which the Company was the general partner and owner of approximately 93% of the partnership interests as of such date.

     The Company intends to continue its current strategy of acquiring shopping centers and retail properties under long-term leases to creditworthy national or regional tenants. Additionally, the Company plans to continually analyze each asset in its portfolio and identify those properties that have matured and can be sold (to the extent consistent with REIT qualification requirements) for the optimal price given prevailing market conditions. However, there is no assurance that this strategy will be successful or that it will not be changed by management in the future.

     The Company has elected to be taxed as a REIT for federal income tax purposes since 1987, and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Offered Securities.

     To ensure that the Company qualifies as a REIT, transfer of the shares of Common Stock and Preferred Stock is subject to certain restrictions, and ownership of capital stock by any single person is limited to 9.8% by value of such capital stock, subject to certain exceptions. The Company's Charter provides that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

     The shares of Common Stock of the Company are listed on the New York Stock Exchange under the symbol "XEL." The Company has paid regular and uninterrupted distributions on its Common Stock since it commenced operations as a REIT in 1987. These distributions have increased from $0.18 per share of

Common Stock in the fourth quarter of 1987 to $0.43 per share of Common Stock for the first quarter of 1995. The Company intends to continue making regular quarterly distributions to its common stockholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.


     The Company was incorporated under the laws of California in 1985 and reincorporated as a Maryland corporation in July 1993. The Company's executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127, and the Company's telephone number is (619) 485-9400.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the three months ended March 31, 1995 was 1.88, and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 was 1.98, 1.30, 1.20, 1.05 and 0.92, respectively. To date, the
Company has not issued any Preferred Stock. Therefore, the ratio of earnings to combined fixed charges and dividend requirements are unchanged from the foregoing ratios.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before real estate sales, income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization and write-off of debt discounts and issue costs, whether expensed or capitalized.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of multi-tenant retail properties, single tenant properties or commercial properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of certain outstanding indebtedness at such time.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture, to be dated as of May 8, 1995, as amended, supplemented or modified from time to time (the "Indenture"), between the Company and The First National Bank of Boston, as trustee (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 150 Royall St., Canton, Massachusetts 02021 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section
609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

          (4) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (9) the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the date or dates on which, or period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default and notice and waiver thereof or covenants set forth in the Indenture;

          (14) whether such Debt Securities will be issued in certificated or book-entry form;

          (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture;

          (17) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

          (18) the terms and conditions, if any, upon which such Debt Securities may be convertible into Common Stock or Preferred Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (19) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.


     Except as set forth below under "Certain Covenants -- Limitations on Incurrence of Debt" and "Merger, Consolidation or Sale of Assets," the Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or to substantially reduce or eliminate the Company's assets, which may have an adverse affect on the Company's ability to service its indebtedness (including the Debt Securities) or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock" and "Description of Preferred Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.



     A significant number of the Company's properties are owned through its subsidiaries (including EM Funding). Therefore, the rights of the Company and its creditors, including holders of Debt Securities, to participate in the assets of such subsidiaries upon the liquidation or recapitalization of such subsidiaries or otherwise will be subject to the prior claims of such subsidiaries' respective creditors (except to the extent that claims of the Company itself as a creditor may be recognized).


DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 150 Royall St., Canton, Massachusetts 02021, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE OF ASSETS

     For so long as the Debt Securities are outstanding, the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, only to the extent that
(a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     The Indenture provides that the Company will comply with the covenants set forth below so long as the Debt Securities are outstanding.

     Limitations on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section
1004).

     In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Company or any Subsidiary is greater than 40% of the sum of (i) Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (Section 1004).

     In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on the Debt of the Company and all Subsidiaries to be outstanding immediately after the incurring of such additional Debt (Section 1004).

     Maintenance of Unencumbered Total Asset Value. The Company will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries that is unsecured (Section 1014).

     Restrictions on Dividends and Other Distributions. The Company will not, in respect of any shares of any class of its capital stock, (a) declare or pay any dividends (other than dividends payable in capital stock of the Company) thereon, (b) apply any of its property or assets to the purchase, redemption or other acquisition or retirement thereof, (c) set apart any sum for the purchase, redemption or other acquisition or retirement thereof, or (d) make any other distribution, by reduction of capital or otherwise if, immediately after such declaration or other action referred to above, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed shall exceed the sum of (i) Funds from Operations (as defined below) from April 1, 1995 until the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission prior to such declaration or action and (ii) $32,800,000; provided, however, that the foregoing limitation shall not apply to any declaration or other action referred to above which is necessary to maintain the Company's status as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), if the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries at such time is less than 65% of Undepreciated Real Estate Assets as of the end of the calendar quarter covered in the Company's

Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such declaration or other action (Section 1005).

     Notwithstanding the foregoing, the Company will not be prohibited from making the payment of any dividend within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

     Existence. Except as permitted under "Merger, Consolidation or Sale of Assets," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each of its Subsidiaries and their respective rights (charter and statutory) and franchises; provided, however, that the foregoing shall not obligate the Company or any Subsidiary to preserve any right or franchise (or, in the case of any Subsidiary, its existence) if the Company or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

     Maintenance of Properties. The Company will cause all of its Properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007).

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide (Section 1008).

     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section
1010).

     Additional Covenants. Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

     As used herein,

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Company and its Subsidiaries, (b) provision for taxes of the Company and its Subsidiaries based on income, (c) amortization of debt discount, (d) property depreciation and amortization and (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Debt" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary,
(iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Funds from Operations" for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

     "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in any period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization shall include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal on any such Debt which matures serially other than at the final maturity date of such Debt.

     "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets (as defined) and (ii) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).


     "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.


     "Unencumbered Total Asset Value" as of any date means the sum of Total Assets which are unencumbered by any mortgage, lien, charge, pledge or security interest that secures the payment of any obligations under any Debt.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any

Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, which results in the acceleration of such indebtedness prior to its maturity, if such indebtedness so accelerated exceeds $10,000,000 in aggregate principal amount, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled in accordance with the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion hereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the best interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof or to convert any of the Debt Securities in accordance with its terms (if applicable) (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate (or change the manner of calculating the rate) or amount of interest on, or any premium payable on redemption or repayment of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security or to convert any such Debt Security in accordance with its terms (if applicable); (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security; or
(g) modify any of the conversion provisions applicable to any Debt Security in a manner adverse to the Holder thereof (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by the Company of certain covenants in the Indenture (Section 1013).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal amount of such Indexed Security on the issue date, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of not less than 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section
1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or date of redemption or repayment, as the case may be (Section 401).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation (i) to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, (ii) to convert the Debt Securities in accordance with their terms (if applicable), (iii) to register the transfer or exchange of such Debt Securities, (iv) to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, (v) to maintain an office or agency in respect of such Debt Securities and (vi) to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1010, inclusive, and
Section 1014 of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of any such Government Obligation or the specific payment of interest on or principal of any such Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, and Section 1014 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK


     The Company has the authority to issue up to 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). At March 31, 1995, the Company had outstanding 10,884,444 shares of Common Stock.


     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock of the Company or upon the exercise of the Warrants to purchase Common Stock issued by the Company. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter and Bylaws.

     Subject to the preferential rights of any other shares or series of capital stock, holders of the Company's Common Stock will be entitled to receive dividends when, as and if authorized and declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon the distribution of assets upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of all known debts and liabilities of the Company and any preferential amounts owing with respect to any outstanding Preferred Stock. Subject to certain provisions of Maryland law and the Company's Charter and Bylaws, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. Holders of Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of the Company's Common Stock voting for the election of directors will be able to elect all of the directors if they choose to do so and, accordingly, the holders of the remaining shares will be unable to elect any directors. Holders of shares of Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of Common Stock also will have no conversion, sinking fund, redemption, preference or exchange rights. The Common Stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or other similar rights.

RESTRICTIONS ON OWNERSHIP

     With certain exceptions, the Company's Charter provides that no person may own, or be deemed to own by virtue of the attribution power of the Code, more than 9.8% by value of the Company's capital stock. See "Restrictions on Ownership of Capital Stock."

TRANSFER AGENT

     The Registrar and Transfer Agent for the Company's Common Stock is The First National Bank of Boston.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.01 per share. No shares of Preferred Stock are outstanding as of the date hereof.

     Under the Company's Charter, shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors, generally without the approval of the stockholders. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and the Company's Charter to adopt resolutions and file Articles Supplementary (the "Articles Supplementary") with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then market price of such shares.

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Charter (including the applicable Articles Supplementary) and Bylaws.

GENERAL

     Subject to limitations prescribed by Maryland law and the Company's Charter and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the series of Preferred Stock offered thereby for specific terms, including:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provisions for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provisions for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

          (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) In addition to those limitations described below, any other limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Company's Charter for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

     Holders of shares of the Preferred Stock of each series shall be entitled to receive, when, as and if declared and authorized by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the shares of Preferred Stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of preferred stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the

Preferred Stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation, dissolution or winding up of the Company).

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in violation of the ownership limitations set forth in the Charter.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement and Articles Supplementary), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders or record of at least 10% of the shares of Preferred Stock of any series so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting, until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter (including the Articles Supplementary for such series of Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     With certain restrictions, the Company's Charter provides that no person may own, or be deemed to own by virtue of the attribution power of the Code, more than 9.8% by value of the Company's capital stock. See "Restrictions on Ownership of Capital Stock."

                        DESCRIPTION OF DEPOSITARY SHARES
GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in a violation of the Ownership Limit.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITORY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price or prices of such Warrants may be payable; (5) the designation, amount and terms of the Offered Securities purchasable upon exercise of such Warrants; (6) the designation and terms of the other Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (7) if applicable, the date on and after which such Warrants and the Offered Securities purchasable upon exercise of such Warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the Offered Securities purchasable upon exercise of such Warrants may be purchased; (9) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such Warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain Federal income tax considerations; and (13) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     The Company's Charter provides, subject to certain exceptions specified therein, that no holder may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% by value (the "Ownership Limit") of the outstanding capital stock of the Company. The Charter further provides that any purported issuance or transfer of capital stock in violation of the Ownership Limit shall be void ab initio. If shares of capital stock in excess of the Ownership Limit, or shares of capital stock that would cause the Company to be beneficially owned by less than 100 persons, are issued or transferred to any person, the Charter provides that, subject to certain exceptions, the intended transferee will acquire no rights in the stock. Shares of capital stock transferred in excess of the Ownership Limit, or shares of capital stock otherwise resulting in beneficial ownership of the Company being vested in fewer than 100 persons or loss of the Company's REIT status (collectively, an "Excess Transfer"), will automatically be transferred to an independent trustee for the benefit of one or more charitable organizations to be selected by the Company. While held by such trustee, the Charter provides that such shares will continue to have voting and dividend rights and will remain outstanding. The trustee may transfer such shares to any person whose ownership will not violate the Ownership Limit or the other limitations applicable to the intended transferee. If such a transfer is made by the trustee, the sale proceeds shall be paid to the intended transferee to the extent of the lesser of (a) the price paid by the intended transferee for the shares in the Excess Transfer (or, if the Excess Transfer was a gift or similar transaction, the market value of such shares at the time of the Excess Transfer) and (b) the price realized by the trustee on the sale or other disposition of such shares; any remaining proceeds, together with any dividends received by the trustee, will be paid to the charitable beneficiaries. The Charter also provides that shares of capital stock held by the trustee will be subject to a purchase option in favor of the Company for a 90-day period following the Excess Transfer.

     The constructive ownership rules are complex and may cause Common Stock or Preferred Stock owned directly or constructively by a group of related individuals and/or entities to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% by value of the capital stock of the Company (or the acquisition of an interest in an entity which owns such capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% by value of the capital stock, and thus subject such capital stock to the Ownership Limit.

     The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if evidence satisfactory to the Board of Directors is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors will require a ruling from the Internal Revenue Service, opinions of counsel or other evidence satisfactory to the Board of Directors with respect to preserving the REIT status of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as REIT. Except as otherwise described above, any change of the Ownership Limit would require an amendment to the Charter of the Company. Such amendments require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the REIT without the approval of the Board of Directors.

     All certificates representing shares of Common Stock and Preferred Stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than a specified percentage of the outstanding shares of Common Stock or Preferred Stock must file an affidavit with the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each such stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                      TO THE COMPANY OF ITS REIT ELECTION

     The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Offered Securities. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

     General. The Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code from the Company's formation in 1987. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

     The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

     In the opinion of Latham & Watkins, the Company is organized in conformity with the requirements for qualification as a REIT, and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon such assumptions and certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation of any particular taxable year will satisfy such requirements. See
"-- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest corporate tax rate pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during
the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     The Company has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). In addition, the Company's Charter provides (and the Articles Supplementary for any series of Preferred Stock will provide) for restrictions regarding ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to a particular series of Preferred Stock are described in "Description of Preferred Stock -- Restrictions on Ownership."

     The Company owns and operates a number of properties through a direct wholly-owned subsidiary, EM Funding. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that EM Funding is a "qualified REIT subsidiary."

     The Company also owns and operates a number of properties through partnerships. In the case of a REIT that is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. See "-- Sales or Dispositions of Assets."

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT or an owner of 10% or more of the REIT directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real Property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above),
(ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services which are not usually or customarily rendered and which are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Sales or Dispositions of Assets. The Company, as a REIT, is generally subject to two restrictions that limit its ability to sell real property. First, as previously discussed, to qualify as a REIT, the Company must satisfy a 30% gross income limitation. Under this limitation, less than 30% of its gross income must be derived from the sale or disposition of (i) stock or securities held for less than one year, (ii) property (excluding certain property obtained through foreclosure) in which the Company is a "dealer," and (iii) real property held for less than four years. Gain from the sale or disposition of certain real property received in foreclosure or from involuntary conversion (e.g., eminent domain or accidental destruction) of any real property is not counted in the 30% income limitation calculation. Second, the Company is subject to a tax of 100% on its gain (i.e., the excess, if any, of the amount realized over the Company's adjusted basis in the property) from each sale of property (excluding certain property obtained through foreclosure) in which it is a dealer. In calculating its gains subject to the 100% tax, the Company is not allowed to offset gains on sales of property with losses on other sales of property in which it is a dealer.

     Under the Code, the Company would be deemed to be a dealer in any property that the Company holds primarily for sale to customers in the ordinary course of its business. Such determination is a factual inquiry, and absolute legal certainty of the Company's status generally cannot be provided. However, the Company will not be treated as a dealer in real property for either the 30% gross income limitation or the 100% tax if (i) it has held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) the Company either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year or (b) the aggregate tax basis of property sold is 10% or less of the aggregate tax basis of all assets of the Company as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale. However, the failure of the Company to meet these "safe harbor" requirements does not necessarily mean that it is a dealer in real property.

     Based on these rules, if the Company sells a property that it has held more than four years and the Company satisfies the seven sales/10% tax basis safe harbor described above, such sale will not cause the Company to violate the 30% gross income limitation and thereby lose its REIT status, or result in the imposition of the 100% tax on the gain. Even if the Company's disposition of property does not qualify for the safe harbor, the Company can maintain its REIT status by limiting sales so that the potential gain would not exceed the 30% gross income limitation. However, because any dealer gain that is not covered by the safe harbor is subject to the 100% tax, any sale not covered by the safe harbor creates a risk that the REIT will be considered to be a dealer in real property. Although any risk from a single isolated sale may be virtually nonexistent, the more regular, continuous, and ongoing the Company's sales of assets are, the more likely the Company will be treated as a dealer with respect to sales or dispositions of real property. Moreover, except for certain sales of property obtained through foreclosure, all sales, including sales of property held less than four years, count toward the seven sales/10% tax basis safe harbor for purposes of determining whether the Company qualifies for the safe harbor on any sales of property held for four years or more. Furthermore, once the Company has exceeded the seven sales/10% tax basis safe harbor, gain from all sales and not just the gain from sales in excess of such safe harbor are potentially subject to the 100% tax.

     The Company may be able to avoid triggering gain for purposes of the 30% gross income limitation on real property it has held less than four years if it exchanges such property for other property in a transaction that qualifies as a like-kind exchange under the Code, because the like-kind exchange provisions result in the deferral of gain. The like-kind exchange provisions of the Code, however, are not available to the Company on any property that it holds primarily for sale rather than investment or the production of income even if the Company is not a dealer with respect to such property. An exchange of property for tax purposes that does not qualify for like-kind exchange treatment or some other nonrecognition provision is treated the same as a sale for cash. The Company may dispose of certain properties that it has held less than four years in transactions intended to qualify as like-kind exchanges. The Company intends to limit the gain realized from such transactions such that if it were to be required to immediately recognize all such gain it would nevertheless continue to satisfy the 30% income limitation. However, the failure of the transaction to qualify as a like-kind exchange could subject the Company to the 100% tax on its gains as described above even though the 30% income limitation was satisfied.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company currently has one direct wholly-owned subsidiary, EM Funding, and one indirect wholly-owned subsidiary, Excel Credit Corporation. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, if the Company's subsidiaries are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

     The Company presently intends to acquire all the nonvoting preferred stock to be issued by ERT Development Corporation, a newly formed corporation. Although ERT Development Corporation will not be a "qualified REIT subsidiary" with respect to the Company, shares of nonvoting preferred stock in such corporation will not constitute voting securities for purposes of the asset tests.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the

Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the Offered Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

     To qualify as a REIT, the Company must establish, among other things, that it is not "closely held" (i.e., during the last half of each taxable year, not more than 50% in value of the Company's outstanding stock may have been owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities)). See "-- Taxation of the Company as a REIT -- Requirements for Qualification." In order to ascertain the actual ownership of the Company's outstanding shares, IRS regulations require that the Company demand from certain stockholders written statements disclosing the actual owners of the Company's stock. The Company unintentionally failed to make the required demands for shareholder statements for taxable years 1987 through and including 1991. As a consequence, the IRS may contend that the Company failed to qualify as a REIT for some or all of such years. The Company, however, believes that it has substantially complied with the purposes of the shareholder demand regulation. At its own initiative, the Company has requested that the IRS enter into a closing agreement with the Company whereby the IRS would agree not to treat the Company as failing to qualify as a REIT because of the Company's failure strictly to comply with the shareholder demand regulation for 1987-91. The IRS has neither accepted nor rejected the Company's offer to enter into such closing agreement, although the IRS has requested certain additional information from the Company. If the IRS declines to enter into the proposed closing agreement and instead successfully challenges the Company's qualification as a REIT for a failure to make the shareholder demands in 1987-91, the Company nevertheless believes that
(a) it should still qualify as a REIT for 1992 and subsequent periods and (b) any liability for income taxes and interest for 1987-91 would not be material because of net operating loss carryforwards. If the IRS were to be successful in challenging the Company's REIT status for failure to satisfy the shareholder demand regulation, the Company's qualification as a REIT for 1992 would depend on the Company's ability to prove that its failure to make the shareholder demand was due to reasonable cause and not due to willful neglect. Otherwise, the Company could not elect REIT status until 1993. The Company estimates that, if it is unable to elect REIT status until 1993, its aggregate liability for income taxes and interest for 1987-92 would be approximately $330,000.

OTHER TAX MATTERS

     Certain of the Company's investments are through partnerships which may involve special tax risks. Such risks include possible challenge by the IRS of
(a) allocations of income and expense items, which could affect the computation of income of the Company and (b) the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes. If any of the partnerships is treated as an association, it would be taxable as a corporation. In such a situation, if the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of losses generated by the partnerships in computing its taxable income. See "Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the partnerships will be treated for tax purposes as a partnership (and not as an association taxable as a corporation). However, no assurance can be given that the IRS may not successfully challenge the tax status of any of the partnerships.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from any entity for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts, concessions and commissions received by them and any profit realized by them on resale of the

Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1994 and 1993, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994 incorporated by reference herein have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Latham & Watkins, San Diego, California and for any underwriters, dealers or agents by Brown & Wood, New York, New York. Latham & Watkins and Brown & Wood will rely as to all matters of Maryland law, including the legality of the securities registered hereby, on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus is based upon the opinion of Latham & Watkins.

              [Map illustrating locations of Company's properties]

=============================================================================

        NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

           ------------------------

              TABLE OF CONTENTS

                                          PAGE
                                          ----
        PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........    S-3
The Company............................    S-5
Recent Developments....................    S-7
Use of Proceeds........................   S-10
Capitalization.........................   S-10
Selected Consolidated Financial Data...   S-11
Price Range of Common Stock and
  Distributions........................   S-12
Business and Properties................   S-13
Management.............................   S-21
Certain Federal Income Tax
  Considerations to Holders of Common
  Stock................................   S-21
Underwriting...........................   S-26

              PROSPECTUS
Available Information..................      2
Incorporation of Certain Documents by
  Reference............................      2
The Company............................      3
Ratio of Earnings to Fixed Charges.....      4
Use of Proceeds........................      4
Description of Debt Securities.........      4
Description of Common Stock............     16
Description of Preferred Stock.........     16
Description of Depositary Shares.......     22
Description of Warrants................     25
Restrictions on Ownership of
  Capital Stock........................     26
Certain Federal Income Tax
  Considerations to the Company of its
  REIT Election........................     27
Plan of Distribution...................     33
Experts................................     34
Legal Matters..........................     34

=============================================================================

=============================================================================



                                 2,000,000 SHARES


                                  EXCEL REALTY
                                  TRUST, INC.


                                  COMMON STOCK


                          ---------------------------
                              PROSPECTUS SUPPLEMENT
                          ---------------------------


                              MERRILL LYNCH & CO.

                           DEAN WITTER REYNOLDS INC.

                       PRUDENTIAL SECURITIES INCORPORATED

                               SMITH BARNEY INC.



                                 JUNE   , 1995



=============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the Offered Securities are as follows:

        Securities Act Registration Fee...................................  $ 86,208
        NASD Fee..........................................................    25,500
        "Blue Sky" Fees and Expenses (including counsel fees).............    20,000
        Printing and Engraving Expenses...................................    70,000
        Legal Fees and Expenses (other than Blue Sky fees)................   100,000
        Accounting Fees and Expenses......................................    50,000
        Rating Agency Fees................................................    50,000
        Trustee's Fee.....................................................     5,000
        Miscellaneous.....................................................     3,292
                                                                            --------
                                                                            $410,000
                                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or

(c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     Section 6 of the forms of underwriting agreements filed as exhibits 1.01 and 1.02 to this registration statement provides for indemnification of directors, officers who sign the registration statement and controlling persons of the registrant by the underwriters, and for indemnification of each underwriter and its controlling persons by the Company, against certain liabilities.

ITEM 16. EXHIBITS.

         1.01     Form of Underwriting Agreement for Debt Securities.*
         1.02     Form of Underwriting Agreement for Equity Securities.*
         3.01     Amended and Restated Articles of Incorporation of the Company.*
         3.02     Amended and Restated Bylaws of the Company.*
         4.01     Form of Indenture, dated as of May 8, 1995.*
         4.02     Form of Debt Security.**
         4.03     Form of Common Stock Certificate incorporated by reference to Exhibit 5.01 to the Company's Registration Statement on Form 8-A, filed with the
                  Commission on July 30, 1993.
         4.04     Form of Common Stock Warrant Agreement.**
         4.05     Form of Articles Supplementary for the Preferred Stock.**
         4.06     Form of Preferred Stock Certificate.*
         4.07     Form of Preferred Stock Warrant Agreement.**
         4.08     Form of Deposit Agreement, including form of Depositary Share.*
         4.09     Form of Depositary Share Warrant Agreement.**
         4.10     Form of Debt Warrant Agreement.**
         5.01     Opinion of Latham & Watkins.*
         5.02     Opinion of Ballard Spahr Andrews & Ingersoll.*
         8.01     Opinion of Latham & Watkins re: tax matters.*
        12.01     Calculation of Ratios of Earnings to Fixed Charges.*
        23.01     Consent of Coopers & Lybrand L.L.P.
        23.02     Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5).
        23.03     Consents of Latham & Watkins (included in Exhibits 5 and 8).
        25.01     Statement of Eligibility of Trustee on Form T-1.*

- ---------------

 * Previously filed.

** To be filed by amendment or incorporated by reference in connection with the offering of Offered Securities.

   ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

             (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 9, 1995.


                                          EXCEL REALTY TRUST, INC.

                                          By            GARY B. SABIN

                                            ------------------------------------
                                                       Gary B. Sabin
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                    DATE
                  ---------                                  -----                    ----

                GARY B. SABIN                     Chairman of the Board, Chief    June 9, 1995
- ---------------------------------------------   Executive Officer, and Director
                Gary B. Sabin

                      *                            Executive Vice President,      June 9, 1995
- ---------------------------------------------        Secretary and Director
               Richard B. Muir

                DAVID A. LUND                       Chief Financial Officer       June 9, 1995
- ---------------------------------------------    (Principal Accounting Officer)
                David A. Lund

                      *                                     Director              June 9, 1995
- ---------------------------------------------
              Boyd A. Lindquist

                      *                                     Director              June 9, 1995
- ---------------------------------------------
             D. Charles Marston

                      *                                     Director              June 9, 1995
- ---------------------------------------------
           Robert E. Parsons, Jr.

                      *                                     Director              June 9, 1995
- ---------------------------------------------
              Bruce A. Staller

                      *                                     Director              June 9, 1995
- ---------------------------------------------
               John H. Wilmot

*By:            GARY B. SABIN
- ---------------------------------------------
                Gary B. Sabin
              Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                                 DESCRIPTION                                   PAGE
    ------     --------------------------------------------------------------------  ------------
     1.01      Form of Underwriting Agreement for Debt Securities*.................
     1.02      Form of Underwriting Agreement for Equity Securities*...............
     3.01      Amended and Restated Articles of Incorporation of the Company*......
     3.02      Amended and Restated Bylaws of the Company*.........................
     4.01      Form of Indenture, dated as of May 8, 1995*.........................
     4.02      Form of Debt Security**.............................................
     4.03      Form of Common Stock Certificate, incorporated by reference to
               Exhibit 5.01 to the Company's Registration Statement on Form 8-A,
               filed with the Commission on July 30, 1993..........................
     4.04      Form of Common Stock Warrant Agreement**............................
     4.05      Form of Articles Supplementary for the Preferred Stock**............
     4.06      Form of Preferred Stock Certificate*................................
     4.07      Form of Preferred Stock Warrant Agreement**.........................
     4.08      Form of Deposit Agreement, including form of Depositary Share*......
     4.09      Form of Depositary Share Warrant Agreement**........................
     4.10      Form of Debt Warrant Agreement**....................................
     5.01      Opinion of Latham & Watkins*........................................
     5.02      Opinion of Ballard Spahr Andrews & Ingersoll*.......................
     8.01      Opinion of Latham & Watkins re: tax matters*........................
    12.01      Calculation of Ratios of Earnings to Fixed Charges*.................
    23.01      Consent of Coopers & Lybrand L.L.P. ................................
    23.02      Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit
               5)..................................................................
    23.03      Consents of Latham & Watkins (included in Exhibits 5 and 8).........
    25.01      Statement of Eligibility of Trustee on Form T-1*....................

- ---------------

 * Previously filed.

** To be filed by amendment or incorporated by reference in connection with the offering of Offered Securities.